Wesley K. Clark & Associates, LLC

January 22, 2014

Board of Directors
Torvec, Inc.
1999 Mt. Read Blvd.
Building 3
Rochester, NY 14615

Gentlemen:

It is with sincere regret that I write to inform you that due to circumstances beyond my control, I must tender my resignation as a member of Torvec's board of directors, effective immediately. I have thoroughly enjoyed working with you as a member of the Board and join with you in the belief that Torvec has a very bright future.

In conversations with Dick Kaplan, I expressed my interest in continuing my affiliation with Torvec to the extent possible and therefore, if the Board concurs, I would be pleased to serve the Company as a Special Advisor to the Board and I look forward to assisting the Company as much as I possibly can in such capacity.

Cordially,

Wesley Clark

Gen. Wesley Clark

P.O. Box 3276 Little Rock, Arkansas 72203-3276 501-244-9522 Fax 501-244-2203